SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SKYWORKS SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2003

Dear Stockholder:

      I am pleased to invite you to attend the annual meeting of stockholders of Skyworks Solutions, Inc. to be held at 2:00 p.m. Eastern Standard Time on Monday, March 10, 2003 at the Four Points Sheraton, located at 30 Wheeler Road in Burlington, Massachusetts (the “Annual Meeting”). We look forward to your attending either in person or by proxy. Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting and Proxy Statement. Stockholders may also access the Notice of Annual Meeting and the Proxy Statement via the Company’s website at http://www.skyworksinc.com.

      Enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card. Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

      If you plan to attend the Annual Meeting, please check the box on your proxy card indicating your desire to attend or indicate your intention to attend when voting by telephone or via the Internet, and save the admission ticket attached to your proxy.

Sincerely yours,

Dwight W. Decker
Chairman of the Board

SKYWORKS SOLUTIONS, INC.

20 Sylvan Road Woburn, MA 01801 (781) 376-3000	5221 California Avenue Irvine, CA 92612 (949) 231-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 10, 2003

To the Stockholders of Skyworks Solutions, Inc.:

      The Annual Meeting of Stockholders of Skyworks Solutions, Inc., a Delaware corporation (the “Company”), will be held at 2:00 p.m., Eastern Standard Time on Monday, March 10, 2003 at the Four Points Sheraton, located at 30 Wheeler Road in Burlington, Massachusetts (the “Annual Meeting”) to consider and act upon the following proposals:

1.	To elect two members of the Board of Directors of the Company as Class I Directors with terms expiring at the fiscal year 2005 Annual Meeting of Stockholders.

2.	To approve the adoption by the Board of Directors of the Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan.

3.	To ratify the selection of KPMG LLP as independent auditors for the Company for fiscal year 2003.

4.	To transact such other business as may properly come before the 2002 Annual Meeting or any adjournment thereof.

      Only stockholders of record at the close of business on January 10, 2003 are entitled to notice of and to vote at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll free number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on your proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

DANIEL N. YANNUZZI
Vice President and Assistant Secretary

Woburn, Massachusetts

January 24, 2003

PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2
APPROVAL OF THE ADOPTION OF THE SKYWORKS SOLUTIONS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3
RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY
EXHIBIT A
EXHIBIT B

SKYWORKS SOLUTIONS, INC.

20 Sylvan Road Woburn, MA 01801 (781) 376-3000	5221 California Avenue Irvine, CA 92612 (949) 231-3000

PROXY STATEMENT

       This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Skyworks Solutions, Inc., a Delaware corporation (“Skyworks” or the “Company”), for use at the Company’s Annual Meeting of Stockholders to be held on Monday, March 10, 2003 at the Four Points Sheraton, located at 30 Wheeler Road in Burlington, Massachusetts or at any adjournments thereof (the “Annual Meeting”). The Company’s Annual Report, which includes financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended September 27, 2002, is being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and form of proxy are first being mailed to stockholders on or about January 24, 2003.

      Only stockholders of record at the close of business on January 10, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 138,006,514 shares of Skyworks’ common stock issued and outstanding. Pursuant to Skyworks’ Certificate of Incorporation and By-Laws, and applicable Delaware law, each share of common stock entitles the holder of record at the close of business on the Record Date to one vote on each of the matters to be considered at the Annual Meeting. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or voted by phone or on the Internet.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, MA 01801 Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

      The representation in person or by proxy of at least a majority of the outstanding common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

      In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker “non-votes” are not so included.

      The persons named as attorneys-in-fact in the proxies, David J. Aldrich and Paul E. Vincent, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the nominees to the Board of Directors, FOR the approval of the adoption by the Board of Directors of the Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan, and FOR ratifying the selection of KPMG LLP as independent auditors for the Company for fiscal year 2003.

      If you plan to attend the Annual Meeting please be sure to check the box on your Proxy Card indicating your desire to attend and save the admission ticket attached to your proxy (the top portion); or, indicate your desire to attend through Skyworks’ telephone or Internet voting procedures, and save the admission ticket attached to your proxy. It will also be necessary for you to bring your admission ticket. In addition to your admission ticket, you may be asked to present a valid picture identification, such as a driver’s license or passport. If your shares are not registered in your own name, in addition to bringing your admission ticket, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy and bring that to the Annual Meeting in order to vote.

      In order to reduce printing and postage costs, American Stock Transfer & Trust Company (“AST&T”) has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used, however, if AST&T has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will promptly deliver a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Skyworks Solutions, Inc., 5221 California Avenue, Irvine, CA 92612, Attention: Investor Relations. You can also notify AST&T that you would like to receive separate copies of our Annual Report and Proxy Statement in the future by contacting them at 800-937-5449 or on their website at http://www.amstock.com. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card should have been provided for each stockholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of our Annual Report and Proxy Statement, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling AST&T directly at 800-937-5449.

      If you are a participant in the Skyworks 401(k) Savings and Investment Plan, you will receive a proxy card for the Skyworks shares you own through the 401(k) Plan. That proxy card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct. If you do not sign and return your proxy card to indicate your instructions, the 401(k) Plan trustee will vote your 401(k) Plan shares in the same proportion as shares for which instructions were received from other 401(k) Plan participants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of the Company’s common stock as of December 4, 2002 by the following individuals or entities: (i) each person who beneficially owns 5% or more of the outstanding shares of the Company’s common stock as of December 4, 2002; (ii) the Named Executives (as defined herein under the heading “Compensation of Executive Officers”); (iii) each director and nominee for director; and (iv) all current executive officers and directors of the Company, as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. As of December 4, 2002, there were 137,899,732 shares of Skyworks common stock issued and outstanding.

      In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that will be subject to options held by that person that are currently exercisable or that are exercisable within 60 days of January 10, 2003 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares
Names and Addresses of Beneficial Owners(1)	Beneficially Owned(2)		Percent of Class

David J. Aldrich	311,224	(3)	(*	)
Kevin D. Barber	63,888	(3)(4)	(*	)
Donald R. Beall	469,682	(4)(5)	(*	)
Moiz M. Beguwala	328,388	(4)	(*	)
Dwight W. Decker	1,186,578	(4)	(*	)
Timothy R. Furey	77,250		(*	)
Liam K. Griffin	26,954	(3)	(*	)
Balakrishnan Iyer	300,801	(4)	(*	)
Richard Langman	169,555		(*	)
Thomas C. Leonard	100,951	(3)	(*	)
George M. LeVan	53,228	(3)	(*	)
David J. McLachlan	28,850	(2)	(*	)
Paul E. Vincent	162,563	(3)	(*	)
All directors and executive officers as a group	3,279,912	(3)(4)(5)	2.38%

*	Less than 1%

(1)	Each person’s address is the address of the Company. Unless otherwise noted, shareholders have sole voting and investment power with respect to shares, except to the extent such power may be shared by a spouse or otherwise subject to applicable community property laws.

(2)	Includes the number of shares of Company common stock that will be subject to options held by that person that are currently exercisable or exercisable within 60 days of January 10, 2003 (the “Current Options”), as follows: Aldrich — 256,000 shares under Current Options; Barber — 60,440 shares under Current Options; Beall — 246,231 shares under Current Options; Beguwala — 316,348 shares under Current Options; Decker — 1,140,218 shares under Current Options; Furey — 77,250 shares under Current Options; Griffin — 25,000 shares under Current Options; Iyer — 295,314 shares under Current Options; Leonard — 37,500 shares under Current Options; LeVan — 44,384 shares under Current Options; McLachlan — 26,250 shares under Current Options; Vincent — 88,500 shares under Current Options; all directors and executive officers as a group — 2,613,434 shares under Current Options.

(3)	Includes shares held in the Company’s 401(k) savings plan.

(4)	Includes shares held in savings plan(s) of Conexant Systems, Inc., and/or Rockwell Automation, Inc., which arose out of the distribution of Skyworks’ shares for shares of Conexant Systems, Inc. held in those plans in connection with the merger of the wireless communications business of Conexant Systems, Inc. with the Company on June 25, 2002.

(5)	Excludes 101,151 shares held in trust for Mr. Beall’s adult son not living in his household for which Mr. Beall disclaims beneficial ownership.

PROPOSALS TO BE VOTED

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Board of Directors currently comprises eight members. The Company’s Certificate of Incorporation and By-laws provide for the division of the Board of Directors into three classes, each having a three-year term of office. The term of one of the three classes expires each year in succession. Mr. Leonard and Mr. Iyer are nominated for re-election as Class I directors to hold office until the 2005 Annual Meeting of Stockholders and thereafter until their successors have been duly elected and qualified. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

      Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of the two nominees. The Board of Directors knows of no reason why any nominee should be unable or, for good cause, unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW

      The following table sets forth the nominees to be elected at the Annual Meeting and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominee and each director with the Company, the year each nominee’s or director’s term will expire and class of director of each nominee and each director:

Nominee’s or Director’s Name		Year Term	Class of
and Year First Became a Director	Position(s) with the Company	Will Expire	Director

Nominees:
Balakrishnan S. Iyer (2002)(3)	Director	2002	I
Thomas C. Leonard (1996)(3)	Director	2002	I
Continuing Directors:
Dwight W. Decker (2002)(3)	Chairman of the Board	2004	III
David J. Aldrich (2000)(3)	President, Chief Executive Officer and Director	2004	III
Donald R. Beall (2002)(1)(2)(3)	Director	2003	II
Moiz M. Beguwala (2002)(3)	Director	2003	II
Timothy R. Furey (1998)(1)(2)(3)	Director	2003	II
David J. McLachlan (2000)(1)(3)	Director	2004	III

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth for each director of the Company and the current executive officers of the Company, their ages and present positions with the Company:

Name	Age	Title

Dwight W. Decker	52	Chairman of the Board
David J. Aldrich	46	President, Chief Executive Officer and Director
Paul E. Vincent	55	Vice President, Treasurer, Secretary and Chief Financial Officer
Kevin D. Barber	42	Senior Vice President, Operations
Liam K. Griffin	36	Vice President, Sales and Marketing
George M. LeVan	57	Vice President, Human Resources
Donald R. Beall	63	Director
Moiz M. Beguwala	56	Director
Timothy R. Furey	44	Director
Balakrishnan S. Iyer	46	Director
Thomas C. Leonard	68	Director
David J. McLachlan	64	Director

      Dwight W. Decker, age 52, has been Chairman of the Board since June 2002. Mr. Decker has also served as chairman of the board and Chief Executive Officer of Conexant since November 1998. He served as senior vice president of Rockwell International Corporation (electronic controls and communications) and president, Rockwell Semiconductor Systems from July 1998 to December 1998; Senior Vice President of Rockwell and president, Rockwell Semiconductor Systems (now Conexant) and Electronic Commerce from March 1997 to July 1998; and President, Rockwell Semiconductor Systems from October 1995 to March 1997. Mr. Decker has been a director of Conexant since its incorporation in 1996.

      David J. Aldrich, age 46, has served as Chief Executive Officer, President and Director since April 2000. From September 1999 to April 2000, Mr. Aldrich served as President and Chief Operating Officer. From May 1996 to May 1999, when he was appointed Executive Vice President, Mr. Aldrich served as Vice President and General Manager of the semiconductor products segment. Mr. Aldrich joined us in 1995 as our Vice President, Chief Financial Officer and Treasurer. From 1989 to 1995, Mr. Aldrich held senior management positions at M/A-COM, Inc., a developer and manufacturer of radio frequency and microwave semiconductors, components and IP networking solutions, including Manager Integrated Circuits Active Products, Corporate Vice President Strategic Planning, Director of Finance and Administration and Director of Strategic Initiatives with the Microelectronics Division.

      Paul E. Vincent, age 55, joined us as Controller in 1979 and has been Vice President and Chief Financial Officer since January 1997. Mr. Vincent was elected Secretary in September 1999. Prior to joining us, Mr. Vincent worked at Applicon Incorporated and, prior to that, Arthur Andersen & Co. Mr. Vincent is a CPA.

      Kevin D. Barber, age 42, has served as Senior Vice President, Operations since June 2002. Mr. Barber served as Senior Vice President, Operations of Conexant from February 2001 to June 2002; Vice President, Internal Manufacturing from August 2000 to February 2001; Vice President, Device Manufacturing from March 1999 to August 2000; Vice President, Strategic 66 Skyworks Solutions, Inc. and Subsidiaries Sourcing from November 1998 to March 1999; and Director, Material Sourcing of Rockwell Semiconductor Systems (now Conexant) from May 1997 to November 1998.

      Liam K. Griffin, Age 36, has served as Vice President, Sales and Marketing since August 2001. Previously, Mr. Griffin was employed by Vectron International, a division of Dover Corp., as Vice President of Worldwide Sales from 1997 to 2001, and as Vice President of North American sales from 1995 to 1997. His prior experience included positions as a marketing manager at AT&T Microelectronics, Inc. and product and process engineer at AT&T Network Systems.

      George M. Levan, age 57, has served as Vice President, Human Resources since June 2002. Previously, Mr. LeVan served as Director, Human Resources, from 1991 to 2002 and has managed our human resource department since joining us in 1982. Prior to 1982, he held human resource positions at Data Terminal Systems, Inc., W.R. Grace & Co., Compo Industries, Inc. and RCA.

      Donald R. Beall, age 63, has been a Director since June 2002. He served as a director of Rockwell International Corporation from February 1978 to February 2001. He was Chairman of the Board of Rockwell from February 1988 to February 1998 and Chief Executive Officer of Rockwell from February 1988 to September 1997. Mr. Beall has also been a director of Conexant since 1998 and of Rockwell Collins, Inc., an avionics and communications company since June 2001. In addition to being a director of Rockwell Collins and Conexant, Mr. Beall is a director of The Procter & Gamble Company and a former director of Amoco Corporation, ArvinMeritor, Inc., Rockwell and The Times Mirror Company. He is a trustee of California Institute of Technology, a member of the Foundation Board of Trustees at the University of California, Irvine and an overseer of the Hoover Institution. He is also a member of The Business Council and numerous professional, civic and entrepreneurial organizations.

      Moiz M. Beguwala, age 56, has been a Director since June 2002. He is an executive employee of Conexant. He served as Senior Vice President and General Manager Wireless Communications of Conexant from January 1999 to June 2002. Prior to Conexant’s spin-off from Rockwell International Corporation, Mr. Beguwala served as Vice President and General Manager Wireless Communications Division, Rockwell Semiconductor Systems, Inc. from October 1998 to December 1998; Vice President and General Manager Personal Computing Division, Rockwell Semiconductor Systems, Inc. from January 1998 to October 1998; and Vice President, Worldwide Sales, Rockwell Semiconductor Systems, Inc. from October 1995 to January 1998.

      Timothy R. Furey, age 44, has been a Director since 1998. He also serves as chief executive officer of MarketBridge, a privately-owned sales and marketing strategy and technology professional services firm, since 1991. Prior to 1991, Mr. Furey held a variety of consulting positions with Boston Consulting Group, Strategic Planning Associates, Kaiser Associates and the Marketing Science Institute.

      Balakrishnan S. Iyer, age 46, has been a Director since June 2002. He also has served as Senior Vice President and Chief Financial Officer of Conexant since December 1998 and as a director of Conexant since February 2002. Prior to joining Conexant, Mr. Iyer served as senior vice president and chief financial officer of VLSI Technology Inc. Prior to that, he was corporate controller for Cypress Semiconductor Corp. and Director of Finance for Advanced Micro Devices.

      Thomas C. Leonard, age 68, has been a Director since August 1996. From April 2000 until June 2002 he served as Chairman of the Board. From September 1999 to April 2000, he served as Chief Executive Officer. From July 1996 to September 1999, he served as President and Chief Executive Officer. Mr. Leonard joined us in 1992 as a Division General Manager and was elected a Vice President in 1994. Mr. Leonard has over thirty years’ experience in the microwave industry, having held a variety of executive and senior level management and marketing positions at M/A-COM, Inc., Varian Associates, Inc. and Sylvania. Mr. Leonard is a director of the Massachusetts Telecommunications Council.

      David J. McLachlan, age 64, has been a Director since 2000. He also was the Executive Vice President and Chief Financial Officer of Genzyme Corporation, a biotechnology company, from 1989 to 1999. Mr. McLachlan is currently a senior adviser to Genzyme’s chairman and chief executive officer. Prior to joining Genzyme, Mr. McLachlan served as Vice President, Finance of Adams-Russell Company, an electronic component supplier and cable television franchise owner. Mr. McLachlan also serves on the boards of directors of Dyax Corporation, a biotechnology company, and HEARx, Ltd., a hearing care services company.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors met thirteen times during the fiscal year ended September 27, 2002 (“fiscal year 2002”). All directors attended at least 75% of the Board of Directors meetings and assigned committee meetings in fiscal year 2002. The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

      The current members of the Audit Committee are Mr. McLachlan (Chairman), Mr. Beall and Mr. Furey, none of whom is an employee of Skyworks. The Audit Committee met three times during fiscal year 2002. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the Corporation’s shareholders and to the general public; (ii) the Corporation’s internal financial and accounting processes; and (iii) the independent audit process. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter which was adopted in its current form by the Board of Directors in September of 2002 and attached as Exhibit B to this Proxy Statement.

      The current members of the Compensation Committee are Mr. Beall (Chairman) and Mr. Furey, neither of whom is an employee of Skyworks. The Compensation Committee met four times during fiscal year 2002. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning executive compensation, including incentive compensation. The Compensation Committee also administers Skyworks’ stock option plans.

      The current members of the Nominating Committee are all the members of the Board of Directors of Skyworks. The Nominating Committee reviews and proposes candidates for the Board of Directors. The Nominating Committee held no formal meetings during fiscal year 2002. The Nominating Committee will also consider nominees recommended by stockholders and submitted to the Secretary of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors consists of Mr. Beall and Mr. Furey. No member of this committee was at any time during the past fiscal year an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company.

      During the last fiscal year, none of the Company’s executive officers served as:

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company;

•	a director of another entity one of whose executive officers served on the Compensation Committee of the Company; or

•	a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

PROPOSAL 2

APPROVAL OF THE ADOPTION OF THE

SKYWORKS SOLUTIONS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

      The Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan (the “Skyworks ESPP” or the “Plan”), as amended in the form attached as Exhibit A to this Proxy Statement, was originally adopted by the Board of Directors on September 25, 2002. The aggregate number of shares of common stock of Skyworks that may be issued pursuant to the Plan is 1,880,000 shares.

      The Skyworks ESPP gives employees of the Company the ability to purchase shares of the Company’s common stock through regular payroll deductions. This enhances Skyworks’ ability to seek and retain the services of highly skilled and competent persons to serve as employees of the Company. Competition for highly qualified employees in the semiconductor industry is intense, and the Skyworks ESPP, as a component of the Company’s compensation package, helps the Company successfully attract and retain the best candidates. With the approval of the Skyworks ESPP by the stockholders, it is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which may provide certain tax benefits to employees as described below. Without the approval of the Skyworks ESPP by the stockholders, the plan will continue as a non-qualified plan and, therefore, it will be more difficult for Skyworks to continue to attract and retain the best individuals.

      By providing the employees with the opportunity to acquire an equity interest in the Company over time and because benefit is received through stock performance, this helps to align the interests of the employees with the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE APPROVAL OF THE ADOPTION OF THE
SKYWORKS SOLUTIONS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

SUMMARY OF THE SKYWORKS ESPP

      The following summary of the Skyworks ESPP is qualified in its entirety by reference to the full text of the Plan, which is reproduced in its entirety as Exhibit A.

      Eligibility: All employees of the Company and its participating subsidiaries who are employed by the Company at least ten (10) business days prior to the first day of the applicable offering period are eligible to participate in the Plan, except for any employee who owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Company stock. An employee’s rights under the Plan will terminate when he or she ceases to be an employee.

      Stock Subject to the Plan: An aggregate of 1,880,000 shares of common stock are available for issuance under the Plan. If there are any unexercised options granted under the Plan that expire or terminate or options that cease to be exercisable, the unpurchased shares subject to such option will again be available under the Plan. If the number of shares of common stock available for any offering period is insufficient to satisfy the requirements for that offering period, the available shares for that offering period shall be apportioned among participating employees in proportion to their options.

      Offering Periods: The Compensation Committee of the Board of Directors is expressly permitted to establish the offering periods, provided however that in no event shall any offering period extend for more than twenty-four (24) months. Subject to the foregoing, and except for the first and second offering periods under the Plan, the offering periods will generally consist of six month periods commencing on each August 1 and February 1 and terminating on each January 31 and July 31, respectively.

      Stock Options: On the commencement date of each offering period, the Company will grant to each participant an option to purchase on the termination date of each offering period at the Option Exercise Price

(as defined below), that number of full shares of common stock equal to the amount of each participant’s accumulated payroll deductions made during the offering period, up to a maximum of 1,000 shares. This maximum may be increased or decreased as set forth in the Plan. If the participant’s accumulated payroll deductions on the termination date would result in a purchase of more than the maximum allowed under the plan, the excess deductions will be refunded to the participant, without interest.

      The Option Exercise Price for each offering period is the lesser of: (i) eighty-five percent (85%) of the fair market value (as defined in the Plan) of the common stock on the offering commencement date, or (ii) eighty-five percent (85%) of the fair market value of the common stock on the offering termination date, in either case rounded up to the next whole cent. If the participant’s accumulated payroll deductions on the last day of the offering period would otherwise enable the participant to purchase common stock in excess of the limitation prescribed under Section 423(b)(8) of the Internal Revenue Code, the excess will be refunded by the Company, without interest.

      Option Exercise: Each participant in the Plan on the termination date of each offering period will be deemed to have exercised his or her option on such date and to have purchased from the Company such number of full shares of common stock reserved for the Plan as his or her accumulated payroll deductions on such date will pay for at the Option Exercise Price, subject to the maximums and limitations set forth in the Plan.

      Entering the Plan and Participation: An eligible employee may enter the Plan by enrolling and authorizing payroll deductions not later than ten (10) business days before the next commencement date. Unless the participant files a revised authorization, or withdraws from the Plan, his or her participation under the enrollment on file will continue as long as the Plan remains in effect.

      A participant may withdraw in full from the Plan prior to the termination date, in which event the Company will refund without interest the entire balance of such employee’s deductions not previously used to purchase common stock under the Plan. Upon termination of the participant’s employment because of death, the person(s) entitled to receipt of the common stock and/or cash shall have the right to elect, either (i) to withdraw, without interest, all of the payroll deductions credited to the employee’s account under the Plan, or (ii) to exercise the employee’s option for the purchase of shares of common stock on the next offering termination date following the date of the employee’s death.

      The Company will accumulate and hold for the employee’s account the amounts deducted from his or her pay. No interest will be paid thereon.

      Deduction Amounts: An employee may authorize payroll deductions from 1% to 10% (in whole number percentages only) of his or her eligible compensation (as defined in the Plan). An employee may not make any additional payments into such account. Only full shares of common stock may be purchased. Any balance remaining in an employee’s account after a purchase will, to the extent not refunded as set forth above, be reported to the employee and will generally be carried forward to the next offering period. Payroll deductions may not be increased, decreased or suspended by a participant during an offering period.

      Plan Termination and Amendment: The Plan may be terminated at any time by the Company’s Board of Directors. It will terminate in any case on the earlier of December 31, 2012, or when all of the shares of common stock reserved for the Plan have been purchased. The Compensation Committee or the Board of Directors may from time to time adopt amendments to the Plan, subject to certain restrictions set forth in the Plan.

      Sale of Stock Purchased Under the Plan: An employee may sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to certain restrictions imposed under the Plan.

      Plan Administration and Cost: The Company will bear all costs of administering and carrying out the Plan, and the Plan may be administered by the Compensation Committee, or such other committee as may be appointed by the Board of Directors of the Company. No member of the Compensation Committee is eligible to participate in the Plan while serving as a member of the Compensation Committee. The President, the

Chief Financial Officer of the Company, and any other Plan administrators may determine the methods through which eligible employees may elect to participate, amend their participation, or withdraw from participation in the Plan, and establish methods of enrollment. The Plan administrators are further authorized to determine the means of issuance of common stock and the procedures established to permit tracking of disqualifying dispositions of shares or to restrict transfer of such shares.

      The Company will indemnify each member of the Board of Directors and the Compensation Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under the Plan.

      As soon as administratively practicable after the end of each offering period, the Plan administrators shall prepare and distribute or make otherwise readily available to each participating employee in the Plan information concerning the amount of the participating employee’s accumulated payroll deductions as of the offering termination date, the Option Exercise Price for such offering period, the number of shares of common stock purchased by the participating employee with the participating employee’s accumulated payroll deductions, and the amount of any unused payroll deductions either to be carried forward to the next offering period, or returned to the participating employee without interest.

      Application of Funds: The proceeds received by the Company from the sale of common stock pursuant to options granted under the Plan may be used for any corporate purposes, and the Company shall not be obligated to segregate participating employees’ payroll deductions.

      Changes of Common Stock: If the Company should subdivide or reclassify the common stock, or should declare thereon any dividend payable in shares of such common stock, or should take any other action of a similar nature affecting such common stock, then the number and class of shares of common stock which may thereafter be optioned (in the aggregate and to any individual participating employee) shall be adjusted accordingly.

      Merger or Consolidation: If the Company should merge into or consolidate with another corporation, the Board of Directors may, at its election, either (i) terminate the Plan and refund without interest the entire balance of each participant’s deductions, or (ii) entitle each participant to receive on the offering termination date upon the exercise of such option for each share of common stock as to which such option shall be exercised the securities or property to which a holder of one share of the common stock was entitled upon and at the time of such merger or consolidation. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

      Federal Income Tax Consequences: The following summarizes certain United States federal income tax considerations for employees participating in the Plan and certain tax effects to the Company. This summary, however, does not address every situation that may result in taxation. For example, it does not discuss foreign, state, or local taxes, or any of the tax implications arising from a participant’s death. This summary is not intended as a substitute for careful tax planning, and each employee is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (federal, state, local and foreign) of exercising his or her rights under the Plan. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Internal Revenue Code are not applicable to the Plan.

      The amounts deducted from an employee’s pay under the Plan will be included in the employee’s compensation subject to United States federal income tax, and the Company will withhold taxes on these amounts (as described below in “Withholding of Additional Tax”). Generally, the employee will not recognize any additional income at the time options are granted pursuant to the Plan or at the time the employee purchases shares under the Plan. An employee may recognize additional income, however, when he or she disposes of such shares.

      If the employee disposes of shares purchased pursuant to the Plan within two years after the first business day of the offering period in which the employee acquired such shares, the employee will recognize ordinary compensation income (i.e., not capital gain income) at the time of such disposition in an amount equal to the excess, if any, of the fair market value of the shares on the day the shares were purchased over the amount the employee paid for the shares.

      In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the employee’s holding period for the shares exceeds one year. The holding period for determining whether the gain or loss realized is short or long term will not begin until the employee is deemed to have purchased shares under the Plan.

      If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the offering period in which the employee acquired the shares, the employee will recognize ordinary compensation income at the time of such disposition in an amount equal to the lesser of:

(a) the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares; or

(b) approximately 15% of the fair market value of the shares measured as of the first business day of the offering period in which the shares were purchased.

      In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the employee’s holding period for the shares exceeds one year.

      The maximum rate of tax on ordinary compensation income and short-term capital gain (i.e., gain on capital assets held for one year or less) is currently 38.6%, though this rate is scheduled to decline for tax years beginning after 2003. Currently, the maximum rate of tax on long-term capital gain (i.e., gain on the disposition of capital assets held longer than one year) is generally 20%. The rate for long-term capital gain on shares held for more than five years is generally 18% if the shares are acquired pursuant to an option granted after December 31, 2000.

      If the employee disposes of shares purchased pursuant to the Plan within two years after the first business day of the offering period in which such shares were purchased, the Company generally will be entitled to a deduction for United States federal income tax purposes in an amount equal to the ordinary compensation income recognized by the employee as a result of such disposition. If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the offering period in which the employee acquired the shares, the Company will not be entitled to any deduction for United States federal income tax purposes with respect to the options or the shares issued upon their exercise.

      Withholding of Additional Tax: Each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to participant’s payroll deductions under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase common stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when common stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the common stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 of the Plan will be used to purchase common stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld, then the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of common stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of common stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

NEW PLAN BENEFITS

      The number of shares that may be purchased by participation under the Plan is discretionary and the value of the Company’s common stock purchased by participants under the Plan will vary based on the fair market value of the Company’s common stock on an offering period’s commencement date or termination date. Accordingly, the number of shares that will be purchased by the Named Executive officers, executive officers as a group, non-executive directors as a group and non-executive officers as a group in the future are not currently determinable. Directors who are also not employees of the Company are not eligible to participate in the Plan.

EQUITY COMPENSATION PLAN INFORMATION

      The Company maintains nine equity compensation plans under which our equity securities are authorized for issuance to our employees and/or directors:

•	the 1986 Long-Term Incentive Plan;

•	the 1994 Non-Qualified Stock Option Plan;

•	the 1996 Long-Term Incentive Plan;

•	the 1997 Non-Qualified Stock Option Plan;

•	the 1999 Employee Long-Term Incentive Plan;

•	the Directors’ 2001 Stock Option Plan;

•	the Non-Qualified Employee Stock Purchase Plan;

•	the 2002 Employee Stock Purchase Plan; and

•	the Washington Sub, Inc. 2002 Stock Option Plan.

      Except for the Non-Qualified Employee Stock Purchase Plan, the 2002 Employee Stock Purchase Plan, the 1999 Employee Long-Term Incentive Plan and the Washington Sub, Inc. 2002 Stock Option Plan, each of the foregoing equity compensation plans was approved by our stockholders. The following table presents information about these plans as of September 27, 2002.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants, and rights	warrants and rights	column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	10,433,271	$16.90	1,655,616(1)
Equity compensation plans not approved by security holders	20,898,564	$21.13	14,274,082(2)
Total	31,331,835	$19.73	15,929,698

(1)	No further grants will be made under the 1986 Long-Term Incentive Plan, the 1994 Non-Qualified Stock Option Plan and the 1997 Non-Qualified Stock Option Plan.

(2)	No further grants may be made under the Washington Sub Inc. 2002 Stock Option Plan.

1999 EMPLOYEE LONG-TERM INCENTIVE PLAN

      The purposes of the Company’s 1999 Employee Long-term Incentive Plan (the “1999 Employee Plan”) are (i) to provide long-term incentives and rewards to those employees of the Company and its subsidiaries, other than officers and non-employee directors, who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, (ii) to assist the Company in retaining and attracting employees with requisite experience and ability, and (iii) to associate more closely the interests of such employees with those of the Company’s stockholders. The 1999 Employee Plan provides for the grant of non-qualified stock options to purchase shares of the Company’s common stock. The term of these options may not exceed ten years. The 1999 Employee Plan contains provisions which permit restrictions on vesting or transferability, as well as continued exercisability upon a participant’s termination of employment with the Company, of options granted thereunder. The 1999 Employee Plan provides for full acceleration of the vesting of options granted thereunder upon a “change in control” of the Company, as defined in the 1999 Employee Plan. The Board of Directors generally may amend, suspend or terminate the 1999 Employee Plan in whole or in part at any time; provided that any amendment which affects outstanding options be consented to by the holder of the options.

WASHINGTON SUB, INC. 2002 STOCK OPTION PLAN

      The Washington Sub, Inc. 2002 Stock Option Plan (the “Washington Sub Plan”) became effective on June 25, 2002 in connection with the merger (the “Merger”) of the wireless communications business (the “Washington Business”) of Conexant Systems, Inc. (“Conexant”) with Alpha Industries, Inc. (“Alpha”) and the acquisition of Conexant’s semiconductor assembly, module manufacturing and test facility located in Mexicali, Mexico, and certain related operations (the “Mexicali Operations”). References to “Washington/ Mexicali” contained herein refer to the Washington Business and the Mexicali Operations. At the time of the spin-off of the Washington Business, outstanding Conexant options granted pursuant to certain Conexant stock incentive plans were adjusted so that following the spin-off and Merger each holder of a Conexant option held (i) options to purchase shares of Conexant common stock and (ii) options to purchase shares of Skyworks common stock. The purpose of the Washington Sub Plan is to provide a means for the Company to perform its obligations with respect to these adjusted stock options. The only participants in the Washington Sub Plan are those persons who, at the time of the Merger, held outstanding options granted pursuant to certain Conexant stock option plans. No further options to purchase shares of Skyworks common stock will be granted under the Washington Sub Plan. The Washington Sub Plan contains a number of sub-plans, which contain terms and conditions that are applicable to certain portions of the options subject to the Washington Sub Plan, depending upon the Conexant stock option plan from which the Skyworks options granted under the Washington Sub Plan were derived. The outstanding options under the Washington Sub Plan generally have the same terms and conditions as the original Conexant options from which they are derived. Most of the sub-plans of the Washington Sub Plan contain provisions related to the effect of a participant’s termination of employment with the Company, if any, and/or with Conexant on options granted pursuant to such sub-plan. Several of the sub-plans under the Washington Sub Plan contain specific provisions related to a change in control of the Company.

NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

      The Company also maintains a Non-Qualified Employee Stock Purchase Plan to provide employees of the Company and participating subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase, by means of payroll deductions, of shares of the Company’s common stock at a discount from the market price of the common stock at the time of purchase. The Non-Qualified Employee Stock Purchase Plan is intended for use primarily by employees of the Company located outside the United States. Under the plans, eligible employees may purchase common stock through payroll deductions of up to 10% of compensation. The price per share is the lower of 85% of the market price at the beginning or end of each six-month offering period.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF KPMG LLP AS
INDEPENDENT AUDITORS OF THE COMPANY

      Following the recommendation of its Audit Committee and subject to stockholder approval, the Board has appointed KPMG LLP as the Company’s independent auditors for the current fiscal year. KPMG LLP were the Independent Auditors for the Company for the fiscal year ended September 27, 2002, and have been the Independent Auditors for the Company’s predecessor, Alpha Industries, Inc., since 1975. The firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants.

      Representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

AUDIT FEES

      KPMG LLP provided audit services to the Company consisting of the annual audit of the Company’s 2002 consolidated financial statements contained in Company’s Annual Report on Form 10-K and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for fiscal year ended September 27, 2002. The fees paid to KPMG LLP for these services were $445,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

      KPMG LLP did not provide any services related to the financial information systems design and implementation during fiscal year ended September 27, 2002.

ALL OTHER FEES

      KPMG LLP provided various audit-related services to the Company, including consultation on accounting and reporting matters, and employee benefit plans and procedures performed in connection with certain filings with the SEC. KPMG LLP also provided non-audit-related services, primarily tax compliance consultation. Fees for these services performed during fiscal 2002 are as follows:

Audit-Related Services	$52,000

Non-Audit Related Services	93,000

$145,000

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF KPMG LLP
AS INDEPENDENT AUDITORS OF THE COMPANY

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is responsible for developing and making recommendations with respect to executive compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer of Skyworks and each of the Company’s executives who report directly to him (the “Senior Executives”).

      The objective of the Compensation Committee in determining the type and amount of executive compensation is to provide a level of compensation that allows Skyworks to attract and retain superior talent, to achieve its business objectives, and to align the financial interests of the Senior Executives with the stockholders of Skyworks. The elements of compensation for the Senior Executives are base salary, short-term cash incentives, long-term stock-based incentives and retirement plans.

      Compensation for Skyworks’ Chief Executive Officer and the other Senior Executives, including salary and short- and long-term incentives, is established at levels competitive with the compensation of comparable executives in similar companies. The Compensation Committee periodically utilizes studies from independent compensation experts on executive compensation in comparable high technology and semiconductor companies. Based on these studies, the Compensation Committee establishes base salaries, and target incentive bonuses and stock option compensation, so as to set the combined value near the median of the range indicated by the studies. In establishing individual compensation, the Compensation Committee considers the individual experience and performance of the executive, as well as the performance of Skyworks. The Compensation Committee also considers the recommendations of the Chief Executive Officer regarding the salaries of the other Senior Executives.

      Short-term incentive compensation for each Senior Executive is established annually by the Compensation Committee, by tying a portion of each Senior Executive’s total cash compensation to the accomplishment of specific financial objectives. The Compensation Committee established aggressive forward-looking incentive targets for Skyworks’ Senior Executives for fiscal 2002. As a result of a challenging business environment in that time period, the Company did not achieve these targets. Taking this and other factors into account, no short-term incentive compensation was awarded to Skyworks’ Senior Executives for fiscal 2002.

      Long-term, stock-based compensation has been provided to Senior Executives under Skyworks’ long-term incentive plan (“the LTIP”). Under the LTIP, the Compensation Committee has, in the past, awarded nonqualified stock options, and incentive stock options. It also has the ability to offer restricted stock awards. Restricted stock awards involve the issuance of shares of common stock that may not be transferred or otherwise encumbered, subject to certain exceptions, for varying amounts of time, and which will be forfeited, in whole or in part, if the employee terminates his or her employment with Skyworks. These programs are intended to tie the value of the Senior Executive’s compensation to the long-term value of Skyworks’ common stock.

      Skyworks also permits executives and other employees to purchase Skyworks common stock at a discount through the Company’s Employee Stock Purchase Plan. Skyworks’ executives may also participate in the Company’s 401(k) Plan, under which Skyworks’ employer contribution has in recent years been made in the form of Skyworks common stock.

      The stock ownership afforded under the LTIP, the Employee Stock Purchase Plan and the 401(k) Plan encourages Skyworks’ executives to acquire, long-term stock ownership positions, and helps to align the executives’ interests with stockholders’ interests.

      A final component of executive compensation provides executives with a means to defer recognition of income. Executives designated by the Compensation Committee may participate in the Skyworks Executive Compensation Plan, which is discussed under “Executive Compensation Plan” in the Proxy Statement.

      The Compensation Committee established the compensation of Mr. Aldrich, President and Chief Executive Officer, under the same criteria used to determine the compensation of the other Senior Executives, as described above. Mr. Aldrich’s compensation was linked to Skyworks’ performance during the fiscal year by structuring a substantial portion of his compensation in the form of stock options and a target incentive bonus based on the accomplishment of specific financial objectives. Mr. Aldrich’s total compensation plan for fiscal

2002 was in the middle range of those for chief executive officers of similar companies, according to studies prepared by independent compensation consultants. During fiscal 2002, Mr. Aldrich received a salary of $360,000 and options to purchase 475,000 shares of common stock at the fair market value of Skyworks common stock on the dates of the option grants. As a result of the challenging business environment that persisted during the fiscal year, Skyworks did not exceed the performance targets that the Board had established in Mr. Aldrich’s compensation plan, and no incentive bonus was awarded to Mr. Aldrich for fiscal 2002.

      Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to certain of its executive officers. However, this deduction limitation does not apply to certain “qualified performance-based compensation” within the meaning of the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m), and it is the Compensation Committee’s intention to structure executive compensation to minimize the application of the deduction limitations of Section 162(m) insofar as consistent with the Compensation Committee’s overall compensation objectives.

      Based on the recommendations of the Compensation Committee, Skyworks has entered into severance agreements with certain Senior Executives. Such agreements do not guarantee salary, position or benefits, but provide salary continuation and other benefits in the event of a termination after a change in control or certain other terminations, as described under the heading “Employment and Severance Agreements” contained herein.

THE COMPENSATION COMMITTEE
Donald R. Beall, Chairman
Timothy R. Furey

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of Skyworks’ Board of Directors is responsible for providing independent, objective oversight of Skyworks’ accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is attached to this Proxy Statement as Exhibit B.

      Management is responsible for the Company’s internal control and financial reporting process. The independent accountants are responsible for performing an independent audit of Skyworks’ consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report concerning such financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit Committee met with management and representatives of KPMG LLP, the Company’s independent auditors, to review and discuss the financial statements for the year ended September 27, 2002. The Audit Committee also discussed with the independent auditors the matters required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended September 27, 2002, as filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

David McLachlan, Chairman
Donald R. Beall
Timothy R. Furey

COMPENSATION OF EXECUTIVE OFFICERS

      The following table presents information about total compensation during the last three completed fiscal years, of the Chief Executive Officer and the four next most highly compensated persons serving as executive officers during the year (the “Named Executives”).

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation Awards
	Annual Compensation
						Restricted	Securities
Name and Principal	Fiscal					Stock	Underlying	All Other
Position	Year(1)		Salary	Bonus		Awards(#)	Option(#)	Compensation(2)

David J. Aldrich	2002	- S	$174,462	$—		—	475,000	$—
President and Chief	2002		$351,154	$—		—	160,000	$8,922
Executive Officer	2001		$336,615	$—		—	150,000	$8,550
	2000		$278,269	$284,800		—	120,000	$6,839
Kevin D. Barber	2002	(3)	$253,846	$—		—	84,552	$7,685
Senior Vice President,	2001	(3)	$232,766	$74,850		—	14,304	$26,711	(4)
Operations	2000	(3)	$185,099	$—		—	12,280	$6,345
Liam K. Griffin	2002	- S	$115,885	$—		—	100,000	$—
Vice President, Sales and	2002		$130,039	$25,000	(5)	—	100,000	$1,062
Marketing
Richard Langman	2002	- S	$118,728	$—		—	60,000	$—
Vice President, Ceramic	2002		$244,731	$—		—	45,000	$7,369
Products and President	2001		$223,846	$—		—	42,000	$5,169
of Trans-Tech, Inc.	2000		$223,269	$173,000		—	20,000	$63,620	(6)
Paul E. Vincent	2002	- S	$112,431	$—		—	90,000	$—
Vice President and	2002		$226,385	$—		—	50,000	$8,956
Chief Financial Officer	2001		$217,462	$—		—	60,000	$9,681
	2000		$190,192	$186,400		—	50,000	$8,571

(1)	References to 2002-S refer to the period beginning March 29, 2002 and ending September 27, 2002. References to the Company’s 2002, 2001 and 2000 fiscal years refer to the fiscal years of Alpha Industries, Inc. ended March 31, 2002, April 1, 2001 and April 2, respectively. In connection with the Merger on June 25, 2002, the Company changed its fiscal year-end from the Sunday closest to March 31 to the Friday closest to September 30.

(2)	“All Other Compensation” includes service awards and the Company’s contributions to the executive officer’s 401(k) plan account (including contributions for the fourth quarter of each fiscal year, which were included in the year of accrual but not distributed until the subsequent fiscal year).

(3)	Mr. Barber joined the Company as an executive officer in connection with the Merger on June 25, 2002. Prior to June 25, 2002, Mr. Barber was an executive officer of Washington/ Mexicali. References to the fiscal year for Mr. Barber refer to the fiscal year of Skyworks ending September 27, 2002 and the prior fiscal years of Washington/ Mexicali ended September 2001, and September 2000.

(4)	Includes Washington/ Mexicali’s and Skyworks’ contributions to the executive officer’s 401(k), and $21,154 cashout of accrued vacation.

(5)	In connection with his joining the Company in July 2001, Mr. Griffin received a sign-on bonus and a grant of Company stock options.

(6)	Includes $42,384 for relocation expenses paid to Mr. Langman during 2000.

      The following tables provide information about stock options granted and exercised by each of the Named Executives in fiscal 2002 and the value of options held by each at September 27, 2002:

OPTION GRANTS IN LAST FISCAL YEAR

		Percent of
		Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Securities	Granted to	Exercise		Stock Price Appreciation
	Underlying	Employees	or Base		for Option Term
	Options	in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)	Date	5%	10%

David J. Aldrich	175,000	5.13	$12.65	4/25/2012	$1,392,215	$3,528,147
	300,000	8.80	$4.99	6/26/2012	$941,455	$2,385,832
Kevin D. Barber	75,000	2.20	$4.99	6/26/2012	$235,364	$596,458
Liam K. Griffin	50,000	1.47	$12.65	4/25/2012	$397,776	$1,008,042
	50,000	1.47	$4.99	6/26/2012	$156,909	$397,639
Richard Langman	45,000	1.32	$12.65	4/25/2012	$357,998	$907,238
	15,000	0.44	$4.99	6/26/2012	$47,073	$119,292
Paul E. Vincent	50,000	1.47	$12.65	4/25/2012	$397,776	$1,008,042
	40,000	1.17	$4.99	6/26/2012	$125,527	$318,111

      The options vest at a rate of 25% per year commencing one year after the date of grant, provided the holder of the option remains employed by the Company. Options may not be exercised beyond three months after the holder ceases to be employed by the Company, except in the event of termination by reason of death, retirement or permanent disability, in which event the option may be exercised for specific periods not exceeding one year following termination. The assumed annual rates of stock price appreciation stated in the table are dictated by regulations of the Securities and Exchange Commission, and are compounded annually for the full term of the options; actual outcomes may differ.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND
FISCAL YEAR END OPTION VALUES

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Shares		at September 27, 2002(#)		at September 27, 2002($)
	Acquired On	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David J. Aldrich	—	$—	256,000	733,000	$116,736	$14,670
Kevin D. Barber	—	$—	44,694	126,609	$—	$—
Liam K. Griffin	—	$—	25,000	175,000	$—	$—
Richard Langman	—	$—	156,250	122,750	$272,000	$—
Paul E. Vincent	—	$—	88,500	189,500	$52,704	$11,736

      The values of unexercised options in the foregoing table are based on the difference between the $4.77 closing price of Skyworks’ common stock at September 27, 2002, the end of the 2002 fiscal year, on the Nasdaq National Market, and the respective option exercise price.

EXECUTIVE COMPENSATION

      Our executives are eligible for awards of nonqualified stock options, incentive stock options and restricted stock awards under our applicable stock option plans. These stock options plans are administered by the Compensation Committee of the Board of Directors. Generally, the exercise price at which an executive may purchase Skyworks’ common stock pursuant to a stock option is the fair market value of Skyworks’ common stock on the date of grant. Stock options are granted subject to restrictions on vesting, with equal portions of the total grant generally vesting over a period of four years. Our stock options are subject to forfeiture (after certain grace periods) upon termination of employment, retirement, disability or death. Restricted stock awards involve the issuance of shares of common stock which may not be transferred or otherwise encumbered, subject to certain exceptions, for varying amounts of time, and which will be forfeited, in whole or in part, if the executive terminates his or her employment with Skyworks. No restricted stock awards were made in fiscal 2002; stock option grants to the Named Executives during the fiscal year are discussed above under the caption “Option Grants in Last Fiscal Year.”

      Senior executives of the Company are also eligible to receive target incentive compensation under which a percentage of each executive’s total cash compensation is tied to the accomplishment of specific financial objectives during the 2002 fiscal year. As a result of a challenging economic and business environment during the fiscal year, the Company did not achieve the annual performance targets set by the Board of Directors, and no incentive bonuses were paid to senior executives with respect to fiscal 2002. Senior executives also may participate in the Company’s Executive Compensation Plan (the “Executive Compensation Plan”), an unfunded, non-qualified deferred compensation plan, under which participants may defer a portion of their compensation. Deferred amounts are held in a trust. Participants defer recognizing taxable income on the amount held for their benefit until the amounts are paid. The Company, in its sole discretion, may make additional contributions to the accounts of participants. Participants normally receive the deferred amounts upon retirement. Special rules are provided for distributions in the case of a participant’s death or disability, a change in control of the Company, early retirement, and unforeseen emergencies.

COMPENSATION OF DIRECTORS

      Directors who are not employees of Skyworks are paid a quarterly retainer of $7,500 plus an additional $1,000 for each Board meeting attended in person or $500 for each Board meeting attended by telephone.

      Directors who serve as chairman of a committee of the Board of Directors receive an additional quarterly retainer of $625, and those who serve on a committee but are not chairman receive an additional quarterly retainer of $312.50. In addition, each new non-employee director receives an option to purchase 45,000 shares of common stock immediately following the earlier of Skyworks’ Annual Meeting of Stockholders at which the director is first elected by the stockholders or following his initial appointment by the Board of Directors. In addition, following each Annual Meeting of Stockholders each director who is continuing in office or re-elected receives an option to purchase 15,000 shares of common stock. The exercise price of stock options granted to directors is the fair market value on the day of grant. During fiscal 2001 and prior years, option grants to directors were made from the 1994 and 1997 Non-Qualified Stock Option Plans for Non-Employee Directors. Stock option grants to directors for fiscal 2002 were made under the 2001 Directors’ Stock Option Plan.

      In connection with the Merger and their appointment to the Board of Directors, each of Messrs. Beall, Beguwala, Decker and Iyer were granted an option to purchase 45,000 shares of common stock on June 25, 2002 at the fair market value thereof under our Directors’ 2001 Stock Option Plan.

      In connection with the Merger and their continued service on the Board of Directors, each of Messrs. Furey, Leonard and McLachlan were granted an option to purchase 45,000 shares of common stock on August 1, 2002 at the fair market value thereof under our 1996 Long-Term Incentive Plan. Messrs. Furey, Leonard and McLachlan were not granted any options to purchase shares of common stock under our Directors’ 2001 Stock Option Plan during the fiscal year ended September 27, 2002.

EMPLOYMENT AND SEVERANCE AGREEMENTS

      The Company does not have any employment agreements with any of the Named Executives. The Company has severance agreements with the Messrs. Aldrich, Langman and Vincent under which each is entitled to receive various benefits in the event that his employment is terminated within two years after a change in control of Alpha, or if his employment is terminated by Alpha at any time without good cause. In these cases, the officer will receive two years of salary continuation, and all of the officer’s stock options will vest immediately. Mr. Aldrich’s severance agreement provides that he is also entitled to various benefits in the event he voluntarily terminates his employment for certain reasons. The term of these agreements is indefinite. Additionally, the Company entered into a severance agreement with Mr. Leonard, under which the Company provided salary continuation to Mr. Leonard totaling $422,160 during fiscal year 2002.

STOCK PERFORMANCE GRAPH

      The following graph shows the change in Skyworks’ cumulative total stockholder return for the last five fiscal years, based upon the market price of Skyworks’ common stock, compared with: (i) the cumulative total return on the Standard & Poor’s 500 Index and (ii) the Standard & Poor’s 500 Semiconductor Index. The graph assumes a total initial investment of $100 as of September 27, 1997, and shows a “Total Return” that assumes reinvestment of dividends, if any, and is based on market capitalization at the beginning of each period.

ANNUAL RETURN PERCENTAGE TABLE

	Years Ended September 30,

Company/Index	1998	1999	2000	2001	2002

Skyworks Solutions, Inc.	(38.5)	643.8	20.8	(43.1)	(76.6)
S&P 500 Index	(9.1)	27.8	13.3	(26.6)	(20.5)
S&P 500 Semiconductors	(13.3)	93.5	31.3	(60.1)	(36.4)

INDEXED RETURNS TABLE

	Years Ended September 30,

	Base Period
Company/Index	1997	1998	1999	2000	2001	2002

Skyworks Solutions, Inc.	100	61.5	457.4	552.4	314.1	73.5
S&P 500 Index	100	109.1	139.4	157.9	115.9	92.1
S&P 500 Semiconductors	100	86.7	167.8	220.2	86.5	55.0

      The stock price information shown on the above stock performance graph, annual return percentage table and indexed returns table are not necessarily indicative of future price performance. Information used on the graph and in the tables was obtained from Standard & Poor’s, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

      Skyworks’ common stock is traded on the Nasdaq National Market under the symbol “SWKS”. Prior to June 25, 2002 Skyworks’ common stock was traded on the Nasdaq National Market under the symbol “AHAA”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Skyworks was formed through the merger of the wireless communications business of Conexant, which it spun-off immediately prior to the Merger, with Alpha. The Merger was completed on June 25, 2002. Immediately following the Merger, Skyworks purchased the Mexicali Operations from Conexant for an aggregate purchase price of $150 million. Following the Merger, Alpha changed its corporate name to Skyworks Solutions, Inc.

      In connection with the Merger, Skyworks and Conexant have engaged in various transactions, including, without limitation, the transactions referred to elsewhere in this annual report and in the consolidated financial statements and related notes thereto of Skyworks contained herein. Skyworks also has established ongoing arrangements and agreements with Conexant, the more significant of which are described below.

FINANCING ARRANGEMENTS AND SENIOR NOTES

      In connection with our acquisition from Conexant of the Mexicali Operations, we and certain of our subsidiaries entered into a financing agreement, dated as of June 25, 2002, with Conexant. Pursuant to the terms of the financing agreement, in payment for the Mexicali Operations, we and certain of our subsidiaries, issued short-term promissory notes to Conexant in the aggregate principal amount of $150 million. In addition, Conexant made a short-term $100 million loan facility available to us under the financing agreement to fund working capital and other requirements. $75 million of this facility became available on or after July 10, 2002, and the remaining $25 million balance of the facility would have become available if we had more than $150 million of eligible domestic receivables. Interest on the short-term promissory notes and the loan facility was payable at a rate of 10% per annum for the first ninety days following June 25, 2002, 12% per annum for the next ninety days and 15% per annum thereafter. Unless paid earlier at the option of the Company or pursuant to mandatory prepayment provisions contained in the financing agreement with Conexant, fifty percent of the principal of the short-term promissory notes would become due on March 24, 2003 and the remaining fifty percent, as well as the entire principal amount of any amounts borrowed under the loan facility, would become due on June 24, 2003. There were $30 million of borrowings as of September 27, 2002 under this facility. The promissory notes and the loan facility were secured by our assets and properties.

      Pursuant to our private placement of $230 million aggregate principal amount of 4.75% convertible subordinated notes due in 2007, which closed on November 12, 2002, we and Conexant entered into a refinancing agreement, and we, certain of our subsidiaries and Conexant executed an amendment to the original financing agreement with Conexant, each dated as of November 6, 2002. Pursuant to the refinancing agreement and the amended financing agreement, of the net cash proceeds received from the private placement, we paid Conexant (i) $105 million to prepay, in part, the short-term promissory notes issued to Conexant, leaving a principal balance of $45 million due on such notes, and (ii) $65 million to prepay in full and retire the loan facility. Upon retiring the loan facility, all security interests, liens and mortgages presently held by Conexant on our assets and properties were released, and the financing agreement with Conexant, as amended, was terminated.

      The remaining $45 million principal amount of the short-term promissory notes was exchanged for an interim 15% convertible debt security with a maturity date of June 30, 2005. This debt was then promptly exchanged for and equal principle amount of 15% convertible senior subordinated noted due June 30, 2002 issued under an indenture entered into by us and Wachovia Bank, National Association, as trustee (the “Senior Notes”). We may redeem the Senior Notes in whole or in part, at any time after May 12, 2004, subject to a redemption premium of 3% of the then outstanding principal amount thereof. Under the terms of the Senior Notes, Conexant has the right to convert the outstanding principal amount thereof (or any portion thereof) into a number of shares of our common stock equal to the principal amount of the Senior Notes to be so converted, divided by the applicable conversion price, as determined pursuant to the terms of the Senior Notes. Upon maturity, the Senior Notes are payable in shares of our common stock based on the applicable conversion price as of the maturity date, although interest on the Senior Notes, as well as the outstanding principal if certain events of default occur, is payable by us in cash. The initial conversion price of the Senior Notes is $7.87 per share, subject to adjustment generally as follows:

•	if the average closing price per share of our common stock for the ten trading days immediately prior to, but not including, the applicable date of conversion (the “Market Price”) is less than the conversion price but greater than or equal to 80% of the then current conversion price (the “Floor Price”), the conversion price shall be adjusted to equal the Market Price; and

•	if the Market Price is less than the Floor Price, the conversion price shall be adjusted to equal the Floor Price.

      We also entered into a registration rights agreement with Conexant, which will provide for the registration under the Securities Act of 1933, as amended, of the resale by Conexant (or any transferee thereof) of the Senior Notes and the shares of our common stock underlying the Senior Notes. We have agreed to maintain the registration statement contemplated by the registration rights agreement effective and available for use until December 31, 2005, subject to certain limitations.

TAX ALLOCATION AGREEMENT

      At the time of the Merger, we entered into a tax allocation agreement with Conexant, which provides for the allocation of all responsibilities, liabilities and benefits relating to or affecting all forms of taxation between us and our affiliates and Conexant and its affiliates. In general, Conexant assumed and is responsible for tax liabilities of the wireless business for periods prior to the Merger and we assumed and are responsible for tax liabilities of the wireless business for periods after the Merger. Subsequent to the execution of the tax allocation agreement, and in connection with the refinancing agreement and amended financing agreement with Conexant, we entered into a letter agreement on November 6, 2002 with Conexant that amends the tax allocation agreement to limit our indemnification obligations under the tax allocation agreement to a reduced set of circumstances that could trigger such indemnification. However, the tax allocation agreement continues to provide that we will be responsible for various other tax obligations and for compliance with various representations and covenants made under the tax allocation agreement.

TRANSITION SERVICES AGREEMENT

      In connection with the Merger, we entered into a transition services agreement with Conexant on June 25, 2002 under which we and Conexant were to provide to the other certain specified services, the majority of which were completed by December 31, 2002. The services provided by Conexant under the agreement include:

•	accounting and payroll;

•	finance and treasury;

•	engineering and design services;

•	platform technology and other support for our Newbury Park facility;

•	human resources;

•	information technology;

•	sales;

•	other support services, including global trade, shipping, storage and logistics services;

•	manufacturing quality and reliability;

•	facilities; and

•	material management and printed wire board assembly services.

      In addition, we provided certain services to Conexant, including services related to:

•	engineering and design services for Conexant’s broadband access products;

•	human resources;

•	product testing and package qualification consulting; and

•	facilities, including environmental consulting services.

      The price to be paid by us and Conexant for these services is generally based on the actual cost of providing such services, including out of pocket expenses.

INFORMATION TECHNOLOGY SERVICES AGREEMENT

      On June 25, 2002, in connection with the Merger, we entered into an information technology service agreement with Conexant under which Conexant provides to us a variety of information technology services that Conexant previously provided to its wireless communications division. These services generally are to be provided in six month increments until either party elects to terminate the agreement or certain specific services are provided thereunder. Payments to Conexant for the services rendered under the agreement generally consist of a base fee per month, plus an additional monthly service fee depending on the particular services rendered by Conexant. We and Conexant have agreed to review the fee structure each year during the term of the agreement.

      The services provided by Conexant under the agreement include:

•	data center operations management;

•	remote-site support;

•	information technology infrastructure services;

•	programming services; and

•	applications support.

MEXICALI TRANSITION SERVICES AGREEMENT

      Under a Mexicali transition services agreement dated as of June 25, 2002 with Conexant, we and Conexant were to provide certain transition services to each other with respect to the Mexicali Operations. A majority of these services were completed by December 31, 2002. The price for the services are the actual cost, including out-of pocket expenses, of providing the services. The services covered under the agreement include:

•	general accounting support;

•	metrology services and test equipment support;

•	thermal mechanical analysis and measurement of packages;

•	electrical analysis and measurement for packages; and

•	electromagnetic impulse measurement and certification services.

NEWPORT BEACH SUPPLY AGREEMENT

      Under our Newport Beach wafer supply and services agreement entered into with Conexant on June 25, 2002, we will obtain through Conexant silicon-based semiconductor products supplied by Jazz Semiconductor, Inc., a Newport Beach, California foundry joint venture between Conexant and The Carlyle Group to which Conexant contributed its Newport Beach wafer fabrication facility. These services will be provided for a three-year period. Pursuant to the terms of this supply agreement with Conexant, we are committed to obtain a minimum level of service from Jazz Semiconductor, Inc., based on a contractual agreement between

Conexant and Jazz Semiconductor. The volume for wafers during these three years has been pre-calculated based on our anticipated wafer fabrication needs. The pricing under the agreement is established at Conexant’s cost for the first year, at the median of Conexant’s cost and market price for the second year, and at market price for the third year. Our expected minimum purchase obligations under this supply agreement are anticipated to be approximately $64 million, $39 million and $13 million in fiscal 2003, 2004 and 2005, respectively. We estimate that our obligation under this agreement will result in excess costs of approximately $5.1 million and we have recorded this liability in the current period.

NEWBURY PARK SUPPLY AGREEMENT

      Under a Newbury Park wafer supply and services agreement entered into with Conexant on June 25, 2002, we will provide services to Conexant for both production and prototypes of semiconductor products at our Newbury Park, California wafer fabrication facility, including services related to:

•	semiconductor wafer fabrication;

•	semiconductor wafer probe;

•	final test; and

•	die processing.

      These services generally will be provided for a term of three years with additional one-year renewal terms as may be mutually agreed. The pricing for wafers has been fixed for the three years based on our mutual agreement, and is based on cost plus 50% markup.

MEXICALI SUPPLY AGREEMENT

      Under a Mexicali device supply and services agreement entered into with Conexant on June 25, 2002, we will provide Conexant with certain semiconductor processing, packaging and testing services, including:

•	assembly services;

•	final testing;

•	post-test processing; and

•	shipping.

      During the term of the agreement, Conexant will have the right to purchase products manufactured through the use of technologies developed and qualified for full-scale production at the Mexicali facility at the time of the agreement and, upon mutual agreement, products manufactured through the use of any new technologies in development at the Mexicali facility at the time of the agreement, but not yet qualified for full scale production. These services will be performed at our Mexicali, Mexico facility and, upon mutual agreement, at other facilities approved by Skyworks. These services generally will be provided for a term of three years with additional one-year renewal terms as may be mutually agreed. The pricing for the first year has been fixed based generally on the yielded assembly cost of the particular materials. The pricing for the second year will either be a result of: (i) a 5% reduction from year one, or (ii) the actual cost at the end of year one. Pricing for the third year will be negotiated between the parties.

RELATED PARTY TRANSACTIONS OF THE COMPANY

      As part of the terms of the Merger, four designees of Conexant — Messrs. Beall, Beguwala, Decker and Iyer — were appointed to the Skyworks Board of Directors, joining four members who had been serving on the Board having been previously elected by the stockholders of Alpha. Each of the four Conexant designees to the Board continues to have a business relationship with Conexant. Mr. Decker currently serves as the chief executive officer, as well as the chairman of the board, of Conexant. Mr. Iyer serves as senior vice president and chief financial officer of Conexant. Mr. Beguwala is a current employee, as well as a former executive officer, of Conexant. Mr. Beall is a non-employee director of Conexant.

      Information concerning severance agreements with the Named Executives and certain option grants made to directors of the Company is described herein under the heading “Compensation of Directors” and “Employment and Severance Agreements”. There are no other relationships or transactions reportable under the regulations of the Securities and Exchange Commission.

OTHER MATTERS

OTHER PROPOSED ACTION

      As of the date of this Proxy Statement, the directors know of no business which is expected to come before the Annual Meeting other than the election of the nominees to the Board of Directors, the approval of the adoption of the by the Board of Directors of the Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan, and the ratification of the selection of KPMG LLP as independent auditors for the Company for fiscal year 2003. However, if any other business should be properly presented to the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 (a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers to file reports of holdings and transactions of securities of Skyworks with the SEC. Based on our records, and other information, we believe that all SEC filing requirements applicable to its directors and executive officers with respect to the our fiscal year ended September 27, 2002 were met, except that (i) George M. LeVan, upon his appointment as an executive officer of Skyworks, failed to timely file one Form 3, and (ii) Dwight W. Decker, the Chairman of the Board, filed an amended Form 3 to disclose ownership of certain options to purchase shares of Skyworks’ common stock that were not reflected on his original Form 3.

INCORPORATION BY REFERENCE

      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled “Compensation Committee Report on Executive Compensation”, “Report of the Audit Committee” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

SOLICITATION EXPENSES

      This solicitation is being made by mail and may be made in person or by fax or telephone by our officers or employees (who will receive no extra compensation for such services). We have retained Mellon Investor Services to assist in the solicitation of proxies, at a cost to the Company of approximately $6,500, plus out-of-pocket expenses. We will bear the cost of this solicitation. We have also retained Strategic Stock Surveillance to assist in the solicitation of proxies, at a cost to the Company of approximately $3,500.

ANNUAL REPORT ON FORM 10-K

      Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2002 as filed with the Securities and Exchange Commission are available to stockholders without charge via the Company’s website at http://www.skyworksinc.com, or upon written request addressed to Investor Relations, Skyworks Solutions, Inc., 5221 California Avenue, Irvine, CA 92612.

STOCKHOLDER PROPOSALS

      Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2003 Annual Meeting of Stockholders must present such proposal to Skyworks by September 26, 2003 for the proposal to be considered for inclusion in our proxy statement. Except as to certain limited matters, if you fail to notify the Company by September 26, 2003 of a proposal you intend to submit at Skyworks’ 2003 Annual Meeting of Stockholders, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at that meeting. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by registered mail, return receipt requested. In addition, such proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act.

EXHIBIT A

SKYWORKS SOLUTIONS, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

1.     Purpose

      The Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan (hereinafter the “Plan”) is intended to provide a method whereby employees of Skyworks Solutions, Inc. (the “Company”) and its participating subsidiaries (as defined in Article 18) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s Common Stock. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Internal Revenue Code.

2.     Eligible Employees

      All employees of the Company or any of its participating subsidiaries who are employed by the Company at least ten (10) business days prior to the first day of the applicable Offering Period shall be eligible to receive options under this Plan to purchase the Company’s Common Stock. Except as otherwise provided herein, persons who become eligible employees after the first day of any Offering Period shall be eligible to receive options on the first day of the next succeeding Offering Period on which options are granted to eligible employees under the Plan. For the purpose of this Plan, the term employee shall not include an employee whose customary employment is less than twenty (20) hours per week or is for not more than five (5) months in any calendar year.

      In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Internal Revenue Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Internal Revenue Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3.     Stock Subject to the Plan

      The stock subject to the options granted hereunder shall be shares of the Company’s authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. Subject to approval of the stockholders, the aggregate number of shares which may be issued pursuant to the Plan is 1,880,000 for all Offering Periods, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option shall again be available under the Plan. If the number of shares of Common Stock available for any Offering Period is insufficient to satisfy all purchase requirements for that Offering Period, the available shares for that Offering Period shall be apportioned among participating employees in proportion to their options.

4.     Offering Periods and Stock Options

      There shall be Offering Periods during which payroll deductions will be accumulated under the Plan. Each Offering Period includes only regular pay days falling within it. The Committee shall be expressly permitted to establish the Offering Periods, including the Offering Commencement Date and Offering Termination Date of any Offering Period, under this Plan; provided, however, that, in no event shall any

Offering Period extend for more than twenty-four (24) months. The Offering Commencement Date is the first day of each Offering Period. The Offering Termination Date is the applicable date on which an Offering Period ends under this Plan.

      Subject to the foregoing, the Offering Periods shall generally commence and end as follows:

Offering	Offering
Commencement Dates	Termination Dates

Each August 1	Each January 31
Each February 1	Each July 31

      Provided, however, that (i) the Offering Commencement Date and Offering Termination Date of the initial Offering Period under this Plan shall be October 21, 2002 and March 31, 2003, respectively, and (ii) the Offering Commencement Date and Offering Termination Date of the Offering Period immediately following the initial Offering Period under this Plan shall be April 1, 2003 and July 31, 2003, respectively.

      On each Offering Commencement Date, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the Offering Termination Date at the Option Exercise Price, as hereinafter provided, that number of full shares of Common Stock reserved for the purpose of the Plan, up to a maximum of 1,000 shares, subject to increase or decrease (i) at the discretion of the Committee before each Offering Period or (ii) by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like (the “Share Cap”); provided that such employee remains eligible to participate in the Plan throughout such Offering Period. If the eligible employee’s accumulated payroll deductions on the Offering Termination Date would enable the eligible employee to purchase more than the Share Cap except for the Share Cap, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the Share Cap shall be refunded to the eligible employee as soon as administratively practicable by the Company, without interest. The Option Exercise Price for each Offering Period shall be the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Commencement Date, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Termination Date, in either case rounded up to the next whole cent. In the event of an increase or decrease in the number of outstanding shares of Common Stock through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Exercise Price per share provided for under the Plan, either by a proportionate increase in the number of shares and proportionate decrease in the Option Exercise Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Exercise Price per share, as may be required to enable an eligible employee who is then a participant in the Plan to acquire on the Offering Termination Date that number of full shares of Common Stock as his accumulated payroll deductions on such date will pay for at a price equal to the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Commencement Date, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Termination Date, in either case rounded up to the next whole cent, as so adjusted.

      For purposes of this Plan, the term “fair market value” means, if the Common Stock is listed on a national securities exchange or is on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) National Market system, the closing sale price of the Common Stock on such exchange or as reported on Nasdaq or, if the Common Stock is traded in the over-the-counter securities market, but not on the Nasdaq National Market, the closing bid quotation for the Common Stock, each as published in The Wall Street Journal. If no shares of Common Stock are traded on the Offering Commencement Date or Offering Termination Date, the fair market value will be determined on the next regular business day on which shares of Common Stock are traded.

      For purposes of this Plan the term “business day” as used herein means a day on which there is trading on the Nasdaq National Market or such national securities exchange on which the Common Stock is listed.

      No employee shall be granted an option which permits his rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with and shall be construed in accordance with Section 423(b)(8) of the Internal Revenue Code. If the participant’s accumulated payroll deductions on the last day of the Offering Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be refunded as soon as administratively practicable to the participant by the Company, without interest.

5.     Exercise of Option

      Each eligible employee who continues to be a participant in the Plan on the Offering Termination Date shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the Option Exercise Price subject to the Share Cap and the Section 423(b)(8) limitation described in Article 4. If a participant is not an employee on the Offering Termination Date and throughout an Offering Period, he or she shall not be entitled to exercise his or her option.

      If a participant’s accumulated payroll deductions in his or her account are based on a currency other than the U.S. dollar, then on the Offering Termination Date the accumulated payroll deductions in his or her account will be converted into an equivalent value of U.S. dollars based upon the U.S. dollar-foreign currency exchange rate in effect on that date, as reported in The Wall Street Journal, provided that such conversion does not result in an Option Exercise Price which is, in fact, less than the lesser of an amount equal to 85 percent of the fair market value of the Common Stock at the time such option is granted or 85 percent of the fair market value of the Common Stock at the time such option is exercised. The Plan administrators (as defined in Article 19) shall have the right to change such conversion date, as they deem appropriate to effectively purchase shares on any Offering Termination Date, provided that such action does not cause the Plan, or any grants under the Plan, to fail to qualify under Section 423 of the Internal Revenue Code.

6.     Authorization for Entering Plan

      An eligible employee may enter the Plan by following a written, electronic or other enrollment process, including a payroll deduction authorization, as prescribed by the Plan administrators under generally applicable rules. Except as may otherwise be established by the Plan administrators under generally applicable rules, all enrollment authorizations shall be effective only if delivered to the designated Plan administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before an applicable Offering Commencement Date Participation may be conditioned on an eligible employee’s consent to transfer and process personal data and on acknowledgment and agreement to Plan terms and other specified conditions.

      The Company will accumulate and hold for the employee’s account the amounts deducted from his or her pay. No interest will be paid thereon. Participating employees may not make any separate cash payments into their account.

      Unless an employee files a new authorization, or withdraws from the Plan, his or her deductions and purchases under the authorization he or she has on file under the Plan will continue as long as the Plan remains in effect. An employee may increase or decrease the amount of his or her payroll deductions as of the next Offering Commencement Date by filing a revised payroll deduction authorization in accordance with the procedures then applicable to such actions. Except as may otherwise be established by the Plan administrators under generally applicable rules, all revised authorizations shall be effective only if delivered to the designated Plan administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before the next Offering Commencement Date.

7.     Maximum Amount of Payroll Deductions

      An employee may authorize payroll deductions in an amount of not less than one percent (1%) and not more than ten percent (10%) (in whole number percentages only) of his or her eligible compensation. Such deductions shall be determined based on the employee’s election in effect on the payday on which such eligible compensation is paid. An employee may not make any additional payments into such account. Eligible compensation means the wages as defined in Section 3401(a) of the Internal Revenue Code, determined without regard to any rules that limit compensation included in wages based on the nature or location or employment or services performed, including without limitation base pay, shift premium, overtime, gain sharing (profit sharing), incentive compensation, bonuses and commissions and all other payments made to the employee for services as an employee during the applicable payroll period, and excluding the value of any qualified or non-qualified stock option granted to the employee to the extent such value is includible in the taxable wages, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits, but determined prior to any exclusions for any amounts deferred under Sections 125, 401(k), 402(e)(3), 402(h)(1)(B), 403(b) or 457(b) of the Internal Revenue Code or for certain contributions described in Section 457(h)(2) of the Internal Revenue Code that are treated as Company contributions.

8.     Unused Payroll Deductions

      Only full shares of Common Stock may be purchased. Any balance remaining in an employee’s account after a purchase will be reported to the employee and will be carried forward to the next Offering Period. However, in no event will the amount of the unused payroll deductions carried forward from a payroll period exceed the Option Exercise Price per share for that Offering Period. If for any Offering Period the amount of unused payroll deductions should exceed the Option Exercise Price per share, the amount of the excess for any participant shall be refunded to such participant, without interest.

9.     Change in Payroll Deductions

      Unless otherwise permitted by the Committee prior to the commencement of an Offering Period, payroll deductions may not be increased, decreased or suspended by a participant during an Offering Period. However, a participant may withdraw in full from the Plan.

10.     Withdrawal from the Plan

      An employee may withdraw from the Plan and withdraw all but not less than all of the payroll deductions credited to his or her account under the Plan prior to the Offering Termination Date by completing and filing a withdrawal notification with the designated Plan administrator(s) in accordance with the prescribed procedures, in which event the Company will refund as soon as administratively practicable without interest the entire balance of such employee’s deductions not previously used to purchase Common Stock under the Plan. Except as may otherwise be prescribed by the Plan administrators under generally applicable rules, all withdrawals shall be effective only if delivered to the designated Plan administrator(s) in accordance with the prescribed procedures not later than ten (10) business days before the Offering Termination Date.

      An employee who withdraws from the Plan is like an employee who has never entered the Plan; the employee’s rights under the Plan will be terminated and no further payroll deductions will be made. To reenter, such an employee must re-enroll pursuant to the provisions of Article 6 before the next Offering Commencement Date which cannot, however, become effective before the beginning of the next Offering Period following his withdrawal.

11.     Issuance of Stock

      As soon as administratively practicable after each Offering Period the Company shall deliver (by electronic or other means) to the participant the Common Stock purchased under the Plan, except as specified below. The Plan administrators may permit or require that the Common Stock shares be deposited directly with a broker or agent designated by the Plan administrators, and the Plan administrators may utilize electronic or automated methods of share transfer. In addition, the Plan administrators may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares as required to ensure that the Company’s applicable tax withholding obligations are satisfied.

12.     No Transfer or Assignment of Employee’s Rights

      An employee’s rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of by, any other person. Any option granted to an employee may be exercised only by him or her, except as provided in Article 13 in the event of an employee’s death.

13.     Termination of Employee’s Rights

      Except as set forth in Article 14, an employee’s rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, lay-off, discharge, death, change of status, failure to remain in the customary employ of the Company for twenty (20) hours or more per week, or for any other reason. Notwithstanding anything to the contrary contained in Article 10, a withdrawal notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used to purchase Common Stock will be refunded without interest.

      Notwithstanding anything to the contrary contained in Article 10, if an employee’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from him or her on the day the interruption occurs.

14.     Death of an Employee

      Upon termination of the participating employee’s employment because of death, the person(s) entitled to receipt of the Common Stock and/or cash as provided in this Article 14 shall have the right to elect, by written notice given to the Plan administrators prior to the expiration of the thirty (30) day period commencing with the date of the death of the employee, either (i) to withdraw, without interest, all of the payroll deductions credited to the employee’s account under the Plan, or (ii) to exercise the employee’s option for the purchase of shares of Common Stock on the next Offering Termination Date following the date of the employee’s death for the purchase of that number of full shares of Common Stock reserved for the purpose of the Plan which the accumulated payroll deductions in the employee’s account at the date of the employee’s death will purchase at the applicable Option Exercise Price (subject to the limitations set forth in Article 4), and any excess in such account (in lieu of fractional shares) will be paid to the employee’s estate as soon as administratively practicable, without interest. In the event that no such written notice of election shall be duly received by the Plan administrators, the payroll deductions credited to the employee’s account at the date of the employee’s death will be paid to the employee’s estate as soon as administratively practicable, without interest.

      Except as provided in the preceding paragraph, in the event of the death of a participating employee, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the employee.

15.     Termination and Amendments to Plan

      The Plan may be terminated at any time by the Company’s Board of Directors. It will terminate in any case on December 31, 2012, or if sooner, when all of the shares of Common Stock reserved for the purposes of the Plan have been purchased. In the event that the Board of Directors terminates the Plan pursuant to this Article 15, the date of such termination shall be deemed as the Offering Termination Date of the applicable Offering Period in which such termination date occurs. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded without interest.

      The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) except as provided in Articles 3, 4, 24 and 25, increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Internal Revenue Code; or (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan.

16.     Limitations of Sale of Stock Purchased Under the Plan

      The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Articles 11 and 26. Each employee agrees by entering the Plan to promptly give the Company notice of any such Common Stock disposed of within two years after the Offering Commencement Date on which the Common Stock was purchased showing the number of such shares disposed of. The employee assumes the risk of any market fluctuations in the price of such Common Stock.

17.     Company’s Offering of Expenses Related to Plan

      The Company will bear all costs of administering and carrying out the Plan.

18.     Participating Subsidiaries

      The term “participating subsidiaries” shall mean any present or future subsidiary of the Company which is designated by the Committee to participate in the Plan. The Committee shall have the power to make such designation(s) before or after the Plan is approved by the stockholders.

19.     Administration of the Plan

      The Plan may be administered by the Compensation Committee, or such other committee as may be appointed by the Board of Directors of the Company (the “Committee”). No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee. In the event that the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan (in such event the word “Committee” shall refer to the Board of Directors).

      The Committee shall have the authority to construe and interpret the Plan and options, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Without limiting the foregoing, the Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan: (i) to determine when and how options to purchase shares of Common Stock shall be granted and the provisions of each Offering Period (which need not be identical); (ii) to designate from time to time which participating subsidiaries of the Company shall be eligible to participate in the Plan; (iii) to determine the Offering Commencement Date and Offering Termination Date of any Offering Period; (iv) to increase or decrease the maximum number of shares which may be purchased by an eligible employee in any Offering Period; (v) to amend the Plan as provided in Article 15, and (vi) generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and the participating subsidiaries.

      The Committee may delegate to one or more individuals the day-to-day administration of the Plan. Without limitation, subject to the terms and conditions of this Plan, the President, the Chief Financial Officer of the Company, and any other officer of the Company or committee of officers or employees designated by the Committee (collectively, the “Plan administrators”), shall each be authorized to determine the methods through which eligible employees may elect to participate, amend their participation, or withdraw from participation in the Plan, and establish methods of enrollment by means of a manual or electronic form of authorization or an integrated voice response system. The Plan administrators are further authorized to determine the matters described in Article 11 concerning the means of issuance of Common Stock and the procedures established to permit tracking of disqualifying dispositions of shares or to restrict transfer of such shares.

      With respect to persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under said Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by that Committee.

      No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

      As soon as administratively practicable after the end of each Offering Period, the Plan administrators shall prepare and distribute or make otherwise readily available by electronic means or otherwise to each participating employee in the Plan information concerning the amount of the participating employee’s accumulated payroll deductions as of the Offering Termination Date, the Option Exercise Price for such Offering Period, the number of shares of Common Stock purchased by the participating employee with the participating employee’s accumulated payroll deductions, and the amount of any unused payroll deductions either to be carried forward to the next Offering Period, or returned to the participating employee without interest.

20.     Optionees Not Stockholders

      Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the Company with respect to the shares covered by such option until such shares have been purchased by and issued to him.

21.     Application of Funds

      The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan may be used for any corporate purposes, and the Company shall not be obligated to segregate participating employees’ payroll deductions.

22.     Governmental Regulation

      The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

      In this regard, the Board of Directors may, in its discretion, require as a condition to the exercise of any option that a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock reserved for issuance upon exercise of the option shall be effective.

23.     Transferability

      Neither payroll deductions credited to an employee’s account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the employee. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article 10.

24.     Effect of Changes of Common Stock

      If the Company should subdivide or reclassify the Common Stock which has been or may be optioned under the Plan, or should declare thereon any dividend payable in shares of such Common Stock, or should take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any individual participating employee) shall be adjusted accordingly.

25.     Merger or Consolidation

      If the Company should at any time merge into or consolidate with another corporation, the Board of Directors may, at its election, either (i) terminate the Plan and refund without interest the entire balance of each participating employee’s payroll deductions, or (ii) entitle each participating employee to receive on the Offering Termination Date upon the exercise of such option for each share of Common Stock as to which such option shall be exercised the securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Board of Directors shall take such steps in connection with such merger or consolidation as the Board of Directors shall deem necessary to assure that the provisions of this Article 25 shall thereafter be applicable, as nearly as reasonably possible. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

26.     Withholding of Additional Tax

      By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

27.     Approval of Stockholders

      This Plan was adopted by the Board of Directors on September 25, 2002 and amended on January 14, 2003, and approved, as amended, by the stockholders of the Company on                     , 2003.

EXHIBIT B

SKYWORKS SOLUTIONS, INC.

AUDIT COMMITTEE CHARTER

PURPOSE AND SCOPE

      The primary functions of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) are to oversee (i) the audit of the financial statements of Skyworks Solutions, Inc. (the “Corporation”) provided to the Securities and Exchange Commission (the “SEC”), the Corporation’s shareholders and to the general public, (ii) the Corporation’s internal financial and accounting processes, and (iii) the independent audit process.

COMPOSITION

      The Committee shall consist of a minimum of three directors appointed by the Board, who shall meet the requirements under any rules or regulations of The Nasdaq National Market and any other applicable laws, as may be in effect from time to time.

      All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement. At least one member of the Committee shall have either (i) past employment experience in finance or accounting, (ii) requisite professional certification in accounting, or (iii) any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      The Committee members shall be elected by the Board at the Board meeting following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

RESPONSIBILITIES AND DUTIES

      The Committee’s role is one of oversight, and it is recognized that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent accounting firm is responsible for auditing those financial statements. To fulfill its responsibilities and duties the Committee shall:

DOCUMENT REVIEW

1.	Review and assess the adequacy of this Charter as conditions dictate, but at least annually, and recommend any proposed changes to this Charter to the Board for approval.

2.	Review with representatives of management and representatives of the independent accounting firm the Corporation’s audited annual financial statements prior to their filing as part of the Corporation’s annual report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board whether such audited financial statements should be included in the Corporation’s annual report on Form 10-K. The Committee shall also review with representatives of management and representatives of the independent accounting firm the Corporation’s interim financial statements prior to their inclusion in the Corporation’s quarterly reports on Form 10-Q.

3.	Review with management and the independent accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including: (i) any significant changes in the Corporation’s selection or application of accounting principles; (ii) any significant issues or changes regarding accounting and auditing principles or practices; (iii) any significant issues regarding the adequacy of the Corporation’s internal controls;

(iv) the development, selection and disclosure of critical accounting estimates; and (v) analyses of the effect of alternative assumptions, estimates or generally accepted accounting principles (“GAAP”) methods on the Corporation’s financial statements.

4.	Discuss with management and the independent accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

5.	Discuss with management the quarterly earnings press releases, including “pro forma” and other “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts, rating agencies and others.

6.	Meet periodically to review with management and the independent accounting firm their views on the Corporation’s major financial risk exposures, including the Corporation’s risk assessment and risk management policies, and the steps management has taken to monitor and control such exposures.

INDEPENDENT ACCOUNTING FIRM OVERSIGHT

1.	Have the sole authority to appoint or replace the independent accounting firm (subject to shareholder ratification), and approve in advance the fees, scope, planning, staffing and terms of any audit and non-audit engagements of the independent accounting firm. The independent accounting firm shall report directly to the Committee.

2.	Specifically identify and approve in advance all non-audit services performed by the independent accounting firm. Conduct a periodic review of any ongoing non-audit services to review and approve their continued provision and scope. All non-audit services performed by the independent accounting firm shall be disclosed in the applicable periodic or annual report filed with the SEC.

3.	Oversee and evaluate the work of the independent accounting firm, including resolution of any disagreement between management and the independent accounting firm regarding financial reporting.

4.	Review the experience and qualifications of the senior members of the independent accounting firm engaged on the Corporation’s account. Also, review the number of years that the lead audit partner and the audit partner responsible for reviewing the audit have performed audit services for the Corporation in the previous five fiscal years in order to address compliance with the five year mandatory audit partner rotation requirement. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent accounting firm on a regular basis.

5.	Receive from the independent accounting firm, on an annual basis, a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board Standard 1, as it may be modified or supplemented. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact the objectivity and independence of the independent accounting firm.

6.	Discuss with representatives of the independent accounting firm, on a quarterly basis, the matters required by the Statement on Auditing Standards 61, as it may be modified or supplemented.

7.	Obtain and review reports from the independent accounting firm at least annually regarding: (i) the independent accounting firm’s internal quality-control procedures; (ii) any material issues raised by most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (iii) any steps taken to deal with any such issues; and (iv) all relationships between the independent accounting firm and the Corporation.

8.	Evaluate the qualifications, performance and independence of the independent accounting firm, including whether the adequacy of the independent accounting firm’s quality controls and the provision of any permitted non-audit services is compatible with maintaining the independent accounting firm’s independence and taking into account the opinions of management and the Corporation’s General Auditor.

9.	Review reports from the independent accounting firm related to (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firm; and (iii) other material written communications between the independent accounting firm and management, such as any management letter or schedule of unadjusted differences.

10.	Discuss any independent-accounting-firm reports with the independent accounting firm, report to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent accounting firm.

11.	Establish and maintain clear policies regarding the hiring of employees or former employees of the independent accounting firm who were engaged on the Corporation’s account.

12.	Obtain from the independent accounting firm adequate assurances: (i) that Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, has not been implicated; and (ii) as to the compliance with (g), (h), (j), (k) and (l) of Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

13.	Review with the independent accounting firm any significant problems or difficulties the independent accounting firm may have encountered and any management letter provided by the independent accounting firm and the Corporation’s response to that letter, including any restrictions on the scope of activities or access to required information, significant changes to the audit plan and any disagreement with management, which if not satisfactorily resolved would have affected the independent accounting firm’s opinion.

COMPLIANCE AND REPORTING

1.	Engage independent counsel, accounting consultants or other advisors to advise the Committee in connection with any matter within its duties and responsibilities.

2.	Monitor compliance by the employees of the Corporation and its subsidiary and controlled affiliated entities with applicable legal requirements and the Corporation’s standards of business conduct policies.

3.	Review with the Corporation’s General Counsel legal matters that may materially affect the financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

4.	Review annually, in consultation with the independent accounting firm and management, the adequacy of the Corporation’s internal financial and accounting processes.

5.	Prepare and submit, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the Committee to be included in the Corporation’s annual proxy statement for each annual meeting of the Corporation’s stockholders.

OTHER

1.	Meet at least quarterly with the Corporation’s senior executive officers and the independent accounting firm in separate executive sessions.

2.	Review any other matter brought to its attention within the scope of its duties, including any issue of significant financial misconduct.

3.	Establish procedures for (i) the receipt, review, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential or anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, and the receipt and review thereof.

4.	Review with the Corporation’s Chief Executive Officer and Chief Financial Officer, prior to their quarterly or annual report certification submission to the SEC, (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data, and any material weaknesses in the Corporation’s internal controls that they have identified for the Corporation’s independent accounting firm; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls; and (iii) whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the Chief Executive Officer’s and the Chief Financial Officer’s evaluation thereof, including any corrective actions with regard to significant deficiencies and material weaknesses.

MAKE REGULAR REPORTS TO THE BOARD

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with GAAP. Those duties are the responsibility of management and the independent accounting firm.

Skyworks Solutions, Inc.

Proxy for Annual Meeting of Stockholders

March 10, 2003

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David J. Aldrich and Paul E. Vincent, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Skyworks Solutions, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skyworks Solutions, Inc. to be held at 2:00 p.m. Eastern Standard Time on Monday, March 10, 2003, at the Four Points Sheraton, located at 30 Wheeler Road in Burlington, Massachusetts and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 24, 2003, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR the election of the Directors and proposals 2 and 3.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

If you plan to attend Skyworks’ Annual Meeting of Stockholders, please retain this card as your admittance ticket.

[REVERSE SIDE]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

[X]	Please mark votes as in this example.

1.	To elect two members of the Board of Directors of the Company as Class I Directors with terms expiring at the fiscal year 2005 Annual Meeting of Stockholders:

NOMINEES:	Thomas C. Leonard	[ ]	FOR	[ ]	WITHHOLD
	Balakrishnan S. Iyer	[ ]	FOR	[ ]	WITHHOLD

2.	To approve the adoption by the Board of Directors of the Skyworks Solutions, Inc. 2002 Employee Stock Purchase Plan.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.	To ratify the selection of KPMG LLP as independent auditors for the Company for fiscal year 2003.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

4.	To transact such other business as may properly come before the 2002 Annual Meeting and any adjournment thereof.

[ ]	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign below exactly as name appears. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Signature of Stockholder

Date:	, 2003

Signature if held jointly

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I/We will attend the annual meeting.    [ ]  YES    [ ]  NO